Exhibit 10.1

FIRST AMENDMENT TO THE

TRIUMPH BANCORP, INC.

2014 OMNIBUS INCENTIVE PLAN

THIS FIRST AMENDMENT (the “Amendment”) to the Triumph Bancorp, Inc. Omnibus Incentive Plan (the “Plan”), is made effective as of May 16, 2019 (the “Amendment Effective Date”), by Triumph Bancorp, Inc. (the “Company”), subject to approval by the Company’s shareholders.

W I T N E S S E T H:

WHEREAS, Section 11(c) of the Plan provides that the Compensation Committee of the Company’s board of directors (the “Committee”) may amend the Plan, subject to the approval of the Company’s shareholders if such approval is required by the listing standards of the NASDAQ;

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to amend the Plan in order to, among other things, increase the total number of shares of common stock, par value $0.01 per share, of the Company (“Shares”) reserved for delivery with respect to awards under the Plan in order to ensure that sufficient shares of Common Stock are available for future awards and to extend the term of the Plan; and

WHEREAS, the Committee now desires to amend the Plan in the manner contemplated hereby, subject to approval by the Company’s shareholders at the Company’s 2019 Annual Meeting of Stockholders.

NOW, THEREFORE, the Plan shall be amended as of the Amendment Effective Date, subject to approval by the Company’s shareholders, as set forth below:

1.Clause (a) of Section 3 of the Plan is hereby deleted in its entirety and replaced with the following:

(a)Plan Maximums. The maximum number of Shares that may be granted pursuant to Awards under this Plan shall be 2,000,000 Shares. Subject to the provisions of Section 3(c) (relating to adjustments upon changes in capital structure and other corporate transactions), the maximum number of Shares that may be granted pursuant to Stock Options intended to be Incentive Stock Options shall be 2,000,000 Shares.  Notwithstanding any provision to the contrary in the Plan, for any calendar year, the sum of (i) the grant date fair value of any equity or equity-based Awards granted to a non-employee director of the Company during such calendar year, (ii) the amount of any cash-denominated Awards granted to such non-employee director during such calendar year, and (iii) the amount of cash director fees paid to such non-employee director in respect of such calendar year, shall not exceed $500,000.  The Share limits set forth in this Section 3(a) shall be subject to the provisions of Sections 3(c) (relating to adjustments upon changes in capital structure and other corporate transactions).

2.Clause (b) of Section 11 of the Plan is hereby deleted in its entirety and replaced with the following:

(b)Termination.  The Plan will terminate on May 16, 2029.  Awards outstanding as of such date shall not be affected or impaired by the termination of this Plan.

3.Clause (e) of Section 14 of the Plan is hereby deleted in its entirety and replaced with “Reserved.”